Exhibit 99.1

Beta Oil & Gas, Inc. Announces Letter of Intent
For $60,000,000 Capital Investment

FOR IMMEDIATE RELEASE – November 18, 2003

Tulsa, Oklahoma – November 18, 2003 – Beta Oil & Gas, Inc. (“Company” or “Beta”) (NASDAQ:BETA) announced that it has entered into a non-binding letter of intent with Petrohawk Energy, LLC, (“Petrohawk”), a privately held independent exploration and production company based in Houston, Texas, pursuant to which it is proposed that Petrohawk acquire a total of $60,000,000 in the Company’s common stock, warrants and a convertible note.  If the proposed transaction is consummated, Petrohawk will pay $25,000,000 for 15,151,515 shares of the Company’s common stock and 10,000,000 five-year common stock purchase warrants, exercisable at a price of $1.65 per share.  The letter of intent contemplates that the convertible note will be an unsecured five-year obligation in the amount of $35,000,000, with interest payable at 8% per annum, and will be convertible after two years into common stock at a conversion price of $2.00 per share.  The letter of intent also contemplates that the Company’s Board of Directors will be controlled by designees of Petrohawk and its investors immediately following the consummation of the transaction.

The transaction is subject to final approval by the respective Boards of Directors of the Company and Petrohawk, finalization of Petrohawk’s financing, the execution of a mutually acceptable definitive securities purchase agreement, and approval of the transaction by the Company’s stockholders, as well as customary closing conditions.  Petro Capital Advisors, LLC is serving as financial advisor to the Company’s Board of Directors in connection with the transaction.

A definitive securities purchase agreement has not been signed.  No meeting of the stockholders will be called unless and until such an agreement is signed.  This press release should not be considered a solicitation of proxies from any stockholders of the Company.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address the future direction, management and control of the Company, capital expenditures, and events or developments that the company expects or believes are forward-looking statements.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.